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                                                                    Exhibit 10.2
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[Letterhead of Apertus Carleton Corporation]

January 12, 1998

Mr. Paul Fluckiger
12 Lincoln Lane
Sudbury, Massachusetts 01776

Dear Paul,

This letter will confirm the mutual resignation agreement that effectively concludes your position as Chief Operations Officer for Apertus Technologies Incorporated (Apertus Carleton) as well as, concludes your position as Director on the Apertus Technologies Incorporated (Apertus Carleton) Board of Directors effective January 16, 1998. It is up to your discretion as to the time you choose to spend in the office through January 16, 1998, and it will not be necessary for you to attend the Board of Directors meeting on January 18, 1998.

The following terms and conditions are a reaffirmation of the prior terms and conditions you and Apertus Technologies Incorporated (Apertus Carleton) mutually agreed upon on October 30, 1997 and includes additional consideration not previously stated in the original employment agreement.

As a result of the mutual agreement resignation between Apertus Technologies Incorporated (Apertus Carleton) and yourself, the following will detail the benefits and compensation relating to this action.

- (Per your agreement dated October 30, 1997) Apertus Technologies Incorporated (Apertus Carleton) will pay you twelve months of base salary for the next twelve months through the company's bi-weekly payroll.

- (Per your agreement dated October 30, 1997) You agree not to compete directly or indirectly with Apertus or Carleton or its successor company for period of two (2) years from the date of your resignation. In addition, for two (2) years subsequent to any termination of this agreement, you agree not to directly or indirectly solicit any employees of Apertus or Carleton and/or their successor company.

- Your Group Health and Life insurance coverage will end February 1, 1998. However, you have the option to choose to continue your health insurance coverage at group rates. If you choose to continue coverage, Apertus Technologies Incorporated (Apertus Carleton) will pay your COBRA premiums through January 1999. Regarding your basic Life Insurance continuation coverage: Apertus Technologies Incorporated (Apertus Carleton) will pay the associated COBRA life insurance premium payments for one year at a benefit level of $400,000.00.

- As your 401(K) balance exceeds $5,000.00, your account balance can remain in the Apertus Technologies Savings and Investment Plan 401(K). However, per ERISA regulations, as you are no longer a full-time employee, you will not be able to make contributions to the Plan. There are no administrative charges associated with 401(K) plan continuance that are the responsibility of current or former employees.

- Your loan balance of $4,547.96 will be forgiven and you will receive an additional $5,000.00 for miscellaneous expenses that you may have incurred as a result of relocation activity. Any future or current expense reports that have not been paid will be processed per expense report policy after C.E.O. approval.
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-    Your current office phone number will be available to you over the next 60 days and the existing Apertus Technologies Incorporated (Apertus Carleton) personal computer that you are using in your home will become your property. The personal computer in your office along with your office furniture will be made available to you for personal use in your home. If you elect to use these items in your home, they will become your personal property.

In return for these extended considerations, you agree to the additional following considerations:

- Provide consulting services to the Company from time to time as mutually agreed over the next (12) months.

- Affirm your support of Apertus Carleton's direction, priorities and organization to employees, customers/prospects and other organizations influencing the data warehousing market.

- Agree to keep confidential the terms and conditions of this agreement and any corporate information that is proprietary.

APERTUS TECHNOLOGIES INCORPORATED (APERTUS CARLETON)


   /s/ Robert D. Gordon
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Robert D. Gordon
Chairman, C.E.O. & President


AGREED TO AND ACCEPTED BY:

   /s/ Paul Fluckiger
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Paul Fluckiger

    1/22/98
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Date